UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    November 4, 2015

SENECA GLOBAL FUND LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware	333-198439	72-3236572
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o Steben & Company, Inc.
9711 Washingtonian Blvd., Suite 400
Gaithersburg, Maryland 20878
(Address of Principal Executive Office)(zip code)

(240) 631-7600
Registrant telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Seneca Global Fund, Limited Partnership (“Seneca” or “the Fund”) was launched in September 2008 and was structured expressly to provide managed futures strategies to non-accredited investors with a low minimum investment amount. Today, however, managed futures mutual funds are widely available to all investors. At the time Seneca was launched, multi-manager mutual funds in the managed futures category did not exist.

Mutual funds offer certain advantages compared to Seneca including daily liquidity, smaller minimum investments and subscription/redemption paperwork is not required. For non-accredited investors, managed futures mutual funds have now become the preferred vehicle. Steben & Company, Inc. (“Steben”) launched its own multi-manager managed futures mutual fund in April 2014.

On August 12, 2015, Seneca closed to new investments, but continued to trade its assets for existing investors. Since the Fund has been closed to new investments, some investors have chosen to redeem and asset levels have declined. This makes allocation of assets to the Fund’s commodity trading advisors and cash managers challenging.

Consequently, Steben, as the General Partner, has decided to close Seneca Global Fund. The Fund will cease all trading activity and convert all outstanding positions into cash by November 30, 2015. The General Partner will then redeem all investor (limited partner) units and initiate the return of investor capital starting on or about December 18, 2015. To effect this process, the Fund adopted a Plan of Liquidation and Dissolution on October 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2015

Seneca Global Fund, Limited Partnership By: Steben & Company , Inc. General Partner

By:
/s/ Kenneth E. Steben
Kenneth E. Steben President of the General Partner